For Information Contact:

Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
212-445-8368

  Casual Male Retail Group, Inc. Announces $30 million Stock Repurchase
                                 Program

CANTON, MA, June 7, 2006 -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male XL and Rochester Big & Tall, announced today that the Company's Board of Directors has authorized the Company to repurchase up to $30 million of its common stock.

"The stock repurchase program is a good investment of available funds and reflects our commitment to shareholders and confidence in the Company's earnings growth and accelerating cash flow," said David
Levin, President and Chief Executive Officer.

The stock repurchase program authorizes the Company to repurchase up to $30 million of its common stock through open market and privately negotiated transactions pursuant to Rule 10b-18 of the Securities and Exchange Commission (the "SEC"). The stock repurchase program will expire on June 6, 2007 and may be previously terminated at any time without prior notice. The funds required for the share repurchases will be obtained from operating funds of the Company and/or borrowings on its revolving line of credit.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 486 Casual Male XL and Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores and 23 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 31, 2006, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.